Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated February 28, 2024 (except for the reverse share split described in Note 3 and the subsequent events described in Note 18, as to which the date is July 2, 2024) with respect to the consolidated financial statements of Breathe BioMedical Inc. (the “Company”) as at December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, in this Amendment No. 1 to the Registration Statement on Form F-1/A of the Company (No. 333-280034), as filed with the United Stated Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form F-1/A.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

July 5, 2024